EMPLOYMENT AGREEMENT


          AGREEMENT dated as of December 1, 1998, between

ENERGYNORTH, INC., a New Hampshire corporation (the "Company") and

ROBERT R. GIORDANO, residing in Bedford, New Hampshire (the

"Executive').

          WHEREAS, the Executive has been employed by the Company

or its subsidiaries for more than thirty (30) years in various executive positions and has performed valuable services to the

Company; and

          WHEREAS, the Executive is willing to continue in the

employ of the Company, and the Company desires to retain the services of the Executive;

          NOW, THEREFORE, in consideration of the foregoing and the

respective covenants and agreements of the Executive and the

Company herein contained, the parties hereto agree as follows:

          1.  Employment.

          The Company agrees to employ the Executive and may assign

the Executive to work for it and for any subsidiary or affiliated company, and the Executive agrees to perform the duties assigned to him upon the terms and conditions herein provided.

          2.  Position and Responsibilities.

          The Company shall employ the Executive and the Executive

agrees to serve, as President & Chief Executive Officer or any other comparable office to which he is elected for the term and on the conditions hereinafter set forth.  The Executive agrees to perform such services not inconsistent with his position as shall be assigned to him by the Board of Directors of the Company

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("Board').  If elected, the Executive shall also serve as an officer of any of the Company's subsidiary or affiliated

corporations.

          3.  Term of Employment:

               The period of the Executive's employment under this

Agreement shall be deemed to have commenced as of the date first mentioned above and shall continue through March 31, 2003.

          4.  Compensation.

          For all services to be rendered by the Executive in any

capacity during the period of his employment under this Agreement,

including, without limitation, services as an executive, officer,

director, or member of any committee of the Company or of any subsidiary, affiliate or division thereof, the Company will pay or cause to be paid to the Executive and will provide or cause to be provided to the Executive the following:

               (a)  Salary.  The Executive shall be compensated by

the Company for his services in such capacities at the aggregate base salary rate of two hundred seventy thousand dollars ($270,000)

per year or such higher rate as the Board may, in its discretion,

determine, payable in equal installments no less frequently than monthly.  In addition, the Executive shall be compensated by the

Company crediting to his Deferred Compensation Account,  maintained in accordance with the Deferred Compensation Agreement between the

Executive and the Company, as amended or replaced,  such amount as the Board may, in its discretion, determine, payable in equal installments no less frequently than monthly.

               (b)  Incentive Compensation.  The Executive shall be

entitled to participate in any existing or future incentive

compensation, stock option, stock purchase or other bonus plans

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covering the employees of the Company (or any subsidiary or affiliate) on the same basis as other officers, but in any event,

no less favorable than that in effect on December 1, 1998 and where applicable, in any such plans of any subsidiary, affiliate or division thereof from which he receives compensation.

               (c)  Deferred Compensation.  The Executive shall

have the right to defer what would otherwise be current

compensation in accordance with a Deferred Compensation Agreement entered into between the Executive and the Company effective as of

November 30, 1993, as amended or replaced.  The Executive, may, in addition, be compensated by the Company crediting amounts to his Deferred

Compensation Account, maintained in accordance with such Deferred

Compensation Agreement, as such intervals during each year as the

Company may determine.

               (d)  Automobile.  The Company shall provide to the

Executive an automobile for his exclusive use in accordance with

Company policy, and in any event on a basis no less favorable than that enjoyed by him at the date of this Agreement.

               (e)  Vacations.  The Executive shall be entitled to

vacation pursuant to that policy applicable to other employees of similar rank and stature at the Company.

          5.   Expenses.

          The Company (or its subsidiaries or affiliates, as the

case may be) shall reimburse the Executive for all reasonable expenses, including travel, and other disbursements incurred by him for or on behalf of the Company (or its subsidiaries or affiliates)

in the performance of his duties hereunder consistent with the current reimbursement policies of the Company, but in no event less favorable than the reimbursement policies in existence on the effective date of this Agreement.

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          6.   Participation in Benefit and Incentive Plans.

The Executive shall participate in any retirement, pension, group life, health or accident insurance, stock option, stock purchase,

restricted stock, bonus or any other employee benefit or incentive plans generally available to the executives and employees of the

Company (or any subsidiary or affiliate), whether now in force or hereafter adopted, in accordance with their terms.  In the event the Executive is employed by the Company pursuant to this Agreement and elects to retire under the provisions of the EnergyNorth, Inc.

Retirement Plan for Salaried Employees ("Pension Plan"), the

Executive shall be entitled to the same post-retirement medical,

life and other applicable benefits that

other officer level executives at the Company receive upon

retirement in accordance with the Company's then existing

administrative policies; and further, the Executive shall be entitled to receive post-retirement medical, life and other

applicable benefits that other officer level executives at the

Company receive upon retirement in accordance with the Company's then existing administrative policies if within five years after a

Change of Control of the Company, the Executive is discharged without Cause or resigns for Good Reason as each of those terms is defined in the Management Continuity Agreement ("MCA")  between the

Executive and the Company, dated as of December 7, 1995 as amended.

          7.   Termination of Employment.

               (a)  Discharge for Cause.  Notwithstanding any of

the foregoing provisions of this Agreement, the Executive may, at any time during the term of this Agreement, be discharged by the

Board for Cause.  For the purposes of this Section 7 cause shall mean: conviction of a felony or crime involving an act of moral turpitude, dishonesty, or misfeasance which substantially

interferes with the orderly business of the Company or any of its subsidiaries, action that directly or indirectly

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causes the Company or its subsidiaries to suffer substantial loss or damage, refusal to follow or material neglect of reasonable

requests of the Company made pursuant to this Agreement, and conduct that substantially interferes with or damages the standing or reputation of the Company or any of its subsidiaries.  In the event of termination of employment for Cause, this Agreement and all of the rights and obligations of the parties hereto shall forthwith terminate,

except where this Agreement expressly provides that any provisions survive termination of this Agreement.

               (b)  Termination by the Company.  If the Company

terminates the Executive prior to termination of this Agreement

(except for Cause), the Company shall pay semi-

monthly to the Executive, or if he is not living, to his estate or to his beneficiary designated hereunder, as the case may be, as severance pay and as liquidated damages an amount equal to the average monthly rate of salary paid and accrued plus one-twenty-

fourth (1/24) of the previous three years' annual average total incentive compensation award earned under the EnergyNorth, Inc.

Key Employee Performance and Equity Incentive Plan to the

Executive, including any amounts the Executive has elected to defer, during the 12 months immediately prior to his termination of employment.  Such payments shall commence on the last day of the month following the date of his termination of employment and shall continue through the end of the term of this Agreement.  The

Executive shall continue to receive medical, dental, vision and life insurance benefits paid by the Company which shall continue through the end of the term of this Agreement and at the time the

Executive elects to retire under the provisions of the Pension

Plan, the Executive shall receive post-retirement medical benefits in accordance with the Company's administrative policies in effect at the date of termination.

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          The Executive shall be required to mitigate his damages

by attempting to secure comparable employment, and if he does accept other employment, any benefits or payments received pursuant to this Section 7 shall be reduced by any compensation earned and/or the value of other benefits received (other than qualified pension benefit plans) as a result of such employment.

          In addition to the severance payment described in the

first paragraph of this Section 7(b), if the Company terminates the

Executive prior to the termination of this Agreement (except for

Cause), the Company shall pay to the Executive in one payment,

within ten days of the Date of Termination (as defined below), an amount of cash equal to the product of (1) the number of shares of

Company Common Stock forfeited by the Executive pursuant to Section

9.1 of the EnergyNorth, Inc.  Key Employee Performance and Equity

Incentive Plan and (2) the average closing prices of

Company Common Stock on the New York Stock Exchange on the five trading days ending on the Date of Termination (as defined below).

          If the Company terminates the Executive prior to the

termination of this Agreement, the Company's obligations to the

Executive shall be limited to those specified in this Section 7(b).

It is understood that the Company shall not be under any obligation to make payments pursuant to this Section 7(b) upon any termination of employment which gives rise to payments under the MCA.

               (c)  Executive Default or Death.  If the Executive

defaults hereunder, or is unwilling to perform services hereunder,

or dies while employed, the Company shall have no further

obligation hereunder to make payments to the Executive beyond the

Date of Termination (as defined below) of employment.


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               (d)  Disability.

                    (i)  In the event that the Executive, because

of accident, disability or physical or mental illness, is incapable of performing the essential functions of the job with or without reasonable accommodation, the Company shall have the right to terminate the Executive's employment under this agreement upon thirty (30) days' written notice to the Executive.  In the event of such determination, the Company shall make semi-monthly payments to the Executive in an amount equal to the monthly rate of salary paid and accrued to the Executive in the most recent month in which he was paid prior to the determination of his disability plus one-

twenty-fourth (1/24) of the previous three years' annual average total incentive compensation award earned under the EnergyNorth,

Inc. Key Employee Performance and Equity Incentive Plan, reduced by the amount of monthly payments made under any long-term disability insurance or plan, if any.  Such semi-monthly payments shall continue for the number of months remaining in the term of the agreement following

the date of his disability.  In addition, if the Executive becomes disabled and the Executive has twenty (20) years or more of service at the time of disability, the Company will continue to provide the same medical, dental and life insurance benefits as provided to other active employees until such time as the Executive elects to retire under the provisions of the Pension Plan.  Disability for purposes of this section shall have the same meaning as provided under any long-term disability  policy of the Company which covers the Executive, or, if none, as defined in the EnergyNorth, Inc.

Retirement Plan for Salaried Employees.

                    (ii)  Prior to a determination of disability as

provided in Subsection (i) of this Section 7(d), if the Executive fails to perform under this contract due to mental or physical illness, the period of such failure to perform prior to such determination of disability but subsequent

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to any accrued sick days, vacation days and reasonable leaves of absence shall be considered paid leave, and the Company shall continue to make salary payments to the Executive for the duration of such paid leave.  Any period during which the Executive is receiving benefits under any long-term disability plan of the Company shall be

considered unpaid leave.

               (e)  Notice of Termination.  Any termination by the

Company for Cause (as such term is defined in Section 7(a)

hereunder), shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15.  For purposes of this Agreement, a "Notice of Termination" means a written notice which

                    (i)  indicates the specific termination

provision in this Agreement relied upon,

                    (ii) to the extent applicable, sets forth in

reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and

                    (iii) if the Date of Termination (as defined

below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

               (f)  Date of Termination.  "Date of Termination" means

                    (i) if the Executive's employment is terminated

by the Company for Cause, the date of receipt of the Notice of

Termination or any later date specified therein, as the case may be,

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                    (ii)  if the Executive's employment is

terminated by the Company other than for Cause, death or disability pursuant to Section 7 (d), the Date of Termination shall be the date on which the Company notifies the Executive of such

termination, and

                    (iii) if the Executive's employment is

terminated by reason of death or disability pursuant of Section 7

(d), the Date of Termination shall be the date of death of the

Executive or the date the Executive is determined to be incapable of performance in accordance with Section 7(d) of this Agreement,

as the case may be.

               (g)  Nothing under this Agreement shall affect the

Executive's right to receive payments under his Deferred

Compensation Agreement.

          8.   Executive's Obligations.

               (a)  Non-Competition.  While receiving payments from

the Company under this Agreement or under the MCA, and for a period of twelve months thereafter, the Executive will

not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of,

or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business (other than the

businesses of the Company) which is in direct competition with the business conducted by the Company or any of its subsidiaries, in any geographic area where such business is being conducted during such period.  Nothing in this Section 8, however, shall restrict the right of the Executive to own, whether for himself or as a fiduciary, not more than 1% of the equity securities of a company any of the securities of a company any of the securities of which are registered under Sections 11(b) or 11(g) of the Securities

Exchange Act of 1934, as amended (the "Exchange Act").

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               (b)  Non-Disclosure.  During the term of this

Agreement and thereafter, the Executive shall not, without the written consent of the Board or a person authorized thereby,

disclose or use (except in the course of his employment hereunder and in furtherance of the business of the Company or any

subsidiaries or affiliates thereof) any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates thereof, including, without limitation, customer lists,

cost information or pricing information.

               (c)  Solicitation for Employment.  While he is

receiving payments from the Company under this Agreement or under the MCA, and for a period of six months thereafter, the Executive will not, directly or indirectly, employ, solicit for employment,

or advise or recommend to any other person that they employ or solicit for employment, any person employed at the time by the

Company or any of its subsidiaries for the purpose of competing with the Company in such manner as is described in Subsection (a)

of this Section 8.

          9.   Successor.

          The Company shall require any successor (whether direct

or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the

Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no successor had taken place.  As used in this Agreement, "Company" shall mean the company as hereinbefore defined and any successor to its business and/or assets as

aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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          10.  Entire Agreement.

          This Agreement contains the entire understanding of the

Company and the Executive with respect to the subject matter hereof.  This Agreement shall supersede the agreement between the

Company and the Executive dated as of December 1, 1995 (the "Prior

Agreement") in all respects, unless this Agreement is held invalid or unenforceable by a court of competent jurisdiction, in which case the Prior Agreement shall remain, and shall be deemed to have remained at all times, in full force and effect.

          11.  Arbitration.

          Any dispute or controversy between the parties relating

to this Agreement shall be settled by binding arbitration in the

City of Manchester, State of New Hampshire, pursuant to the

governing rules of the American Arbitration Association and shall be subject to the provisions of New Hampshire Revised Statutes

Annotated Chapter 542.  Judgment upon the award may be entered in any court of competent jurisdiction.

          12.  Assignability.

          This Agreement is binding on and is for the benefit of

the parties hereto and their respective successors, heirs,

executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be

assigned by the Company (except to any subsidiary or affiliate) or by the Executive.

          13.  Withholding.

          The Company may withhold from any amounts payable under

this Agreement such Federal, state or local taxes as shall be permitted to be withheld pursuant to any applicable law or

regulation.  The Company may withhold such other amounts as may be permitted by law.

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          14.  Amendment; Waiver.

          This Agreement may be amended only by an instrument in

writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.

The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the

provision itself or a waiver of any other provision of this

Agreement.

          15.  Notices.

          All notices and other communications hereunder shall be

in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested,

postage prepaid, addressed as follows:

          If to the Executive:

          Robert R. Giordano
          12 Cobbler Lane
          Bedford, NH  03110


          If to the Company:

          Vice President of Human Resources
          EnergyNorth, Inc.
          1260 Elm Street
          P.O. Box 329
          Manchester, NH  03105


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          Copy:
          Richard Samuels, Esquire
          McLane, Graf, Raulerson & Middleton
          900 Elm Street
          P.O. Box 326
          Manchester, NH  03105

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and

communications shall be effective when actually received by the addressee.

          16.  Validity.

          The invalidity or unenforceability of any provision or

provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision.  If any provision of this Agreement, or portion thereof is so broad, in scope or duration, as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

          17.  Beneficiary.

          The Executive hereby designates as his beneficiary under

this Agreement Priscilla L. Giordano, provided that the Executive may change his beneficiary, or provide for alternate beneficiaries,

at any time by notifying the Company in writing of such change, and no consent shall be required from the beneficiary or from the

Company.

          18.  Independent Covenants.

          The obligations of the Executive set forth in paragraph 8

represent independent covenants by which the Executive is and will remain bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.

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          19.  Applicable Law.

          This Agreement shall be governed by and construed in

accordance with the substantive internal law and not the conflict of law provisions of the State of New Hampshire.

          IN WITNESS WHEREOF, the parties hereto have duly executed

this Agreement as of the date first mentioned above.

                    ENERGYNORTH, INC.


                    BY:  /S/ EDWARD T. BORER
                         EDWARD T. BORER
                         Chairman - Board of Directors



                         /S/ ROBERT R. GIORDANO
                         ROBERT R. GIORDANO